Exhibit 99.02

              Adelphia Announces Private Placement of Senior Notes

    COUDERSPORT, Pa., January 7, 1999-- Adelphia Communications Corporation (Nasdaq: ADLAC) announced that it has sold a total of $400,000,000 of new Senior Notes. Adelphia sold $100,000,000 aggregate principal amount of 7-1/2% Senior Notes due 2004 and $300,000,000 aggregate principal amount of 7-3/4% Senior Notes due 2009, primarily to institutional investors in reliance on Rule 144A. Both series of Senior Notes will be noncallable, and will have other non-interest terms that will be similar to those of Adelphia's existing publicly held senior debt. The transaction is expected to close on January 13, 1999.

     Adelphia will use a minimum of $160,000,000 of the net proceeds from the offerings to redeem, purchase or otherwise retire 9-1/2% Senior Pay-In-Kind Notes due 2004 of Adelphia, and will use the remainder of the net proceeds to repay existing indebtedness of subsidiaries.

    The 7-1/2% Senior Notes due 2004 and the 7-3/4% Senior Notes due 2009 have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.

    Adelphia Communications Corporation is the seventh largest cable television operator in the United States and currently owns or manages cable television systems serving over 2.3 million subscribers.

CONTACT:  Timothy J. Rigas, Executive Vice President of Adelphia Communications
           Corporation, 814-274-9830